Exhibit 10.22
AMENDMENT TO EMPLOYMENT AGREEMENT
This is an amendment (the “Amendment’) to the Employment Agreement (the “Original Agreement”), dated as of January 1, 2013, between Kforce Inc., a Florida corporation (the “Employer”) and Peter M. Alonso (the “Executive”). The date of this Amendment is February 20, 2017.
Background
The Executive acknowledges and accepts changes to his job duties and responsibilities as Chief Talent Officer that will result in certain changes to the Executive’s base salary and benefits from what is set forth in his Original Agreement. The purpose of this Amendment is to document the understanding of the parties that such changes will not be deemed to violate the Original Agreement. This Amendment is also intended to establish a floor for severance pay to ensure that, if Executive becomes entitled to severance in the future due to a non-change-of-control termination for Good Reason or termination without Cause, he does not receive less than he would have received had his employment terminated as of December 31, 2016. Accordingly, in consideration of the mutual agreements set forth below and the continued employment of the Executive by the Employer, the parties agree as follows:
Terms
1.Base Salary, Individual Benefits, and Additional Benefits. The Base Salary, Individual Benefits, and Additional Benefits of the Executive are hereby amended to conform to the terms set forth in the attached February 17, 2017 compensation memorandum, which is incorporated herein by this reference. It is acknowledged that this Base Salary as well as the Individual Benefits and Additional Benefits contemplated by Sections 4(b) and 4(c) of the Original Agreement may be changed, adjusted, increased, or decreased from time to time on a going forward basis in the discretion of the Chief Executive Officer of the Employer or his delegate or by the Board of Directors of the Employer provided, however, notwithstanding any contrary provision of the Original Agreement, any diminution, reduction, or decrease in the Executive’s Job Title, Base Salary, Individual or Additional Benefits effected after the date of this Amendment, shall constitute “Good Reason” within the meaning of paragraph 9(a) of the Original Agreement.
2.Severance Floor. The parties agree that for purposes of calculating the amount of severance pay under Sections 9(c)(ii), should Executive become entitled to receive such pay pursuant to other provisions of the Original Agreement, he will receive the higher of:
i.the amount calculated under the applicable formula in the Original Agreement, or
ii.in the case of a termination meeting all of the requirements of Section 9 of the Original Agreement, $862,110.00, which is the amount he would have received had his employment been terminated under circumstances giving rise to “Good Reason” or “without Cause” severance pay as of December 15, 2016.
3.Original Agreement Remains in Effect. Except for the changes contemplated by this Amendment, the Original Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

KFORCE INC.

By:	/s/ DAVID M. KELLY
David M. Kelly
Senior Vice President and Chief Financial Officer

/s/ PETER M. ALONSO
Peter M. Alonso